Exhibit 99.1

Bar Harbor Bankshares Increases Quarterly Cash Dividend

BAR HARBOR, Maine--(BUSINESS WIRE)--Bar Harbor Bankshares (AMEX: BHB), today announced that its Board of Directors declared a quarterly cash dividend of 26.0 cents per share of common stock, representing an increase of 1.0 cent per share, or 4.0%, compared with the second quarter 2008 dividend, and an increase of 2.0 cents per share, or 8.3%, compared with the dividend declared during the same quarter in 2007. The quarterly cash dividend is payable to all shareholders of record as of the close of business August 15, 2008, and will be paid on September 15, 2008.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

CONTACT:
Bar Harbor Bankshares
Joseph M. Murphy, 207-288-3314
President and CEO